MINUTES OF SPECIAL MEETING OF
BOARD OF DIRECTORS

FIRST JERSEY CANNABIS CORPORATION

A special meeting of the Board of Directors of the above-named Corporation was held on the:

Date:	September 17, 2018
Time:	8:15 AM
Place:	2186 Greenville Turnpike, Port Jervis, New York 12771

The following Directors were present, constituting a quorum:

Christopher Netelkos
Eden Willow Netelkos

The Chairperson, Christopher Netelkos, called the meeting to order and then advised that all of the shareholders had requested that the Corporation approve the below stated Agreements. Upon motion duly made, seconded and unanimously approved, it was:

RESOLVED, that the Corporation has formally issued the following stock certificates pursuant to various transaction since its inception:

Christopher Netelkos 2,000,000 shares of common shares, par value $0.01 per share, certificate number 1;

Eden Willow Netelkos 10,000 shares of common shares, par value $0.01 per share, certificate number 2; and

Deborah K. Williams 10,000 shares of common shares, par value $0.01 per share, certificate number 4.

Note: Certification number 3 was declared VOID due to typing error on face of certificate.

Attachment copies of the certificates' issued are made part of the report.

RESOLVED, that the Corporation has elected Eden Willow Netelkos, Assistant Secretary, effective immediately.